17 July, 2013

Fly Leasing Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda

Dear Sirs

Fly Leasing Limited (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with the offer and sale by the Company of up to 13,142,856 common shares (including an additional 1,714,285 common shares issuable upon exercise of an over-allotment option granted by the Company) of the Company, par value US$0.001 per share (the "Common Shares"). The Common Shares are offered in the form of American Depositary Shares, each representing one Common Share, pursuant to a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the "Commission") on January 18, 2013 and declared effective on February 7, 2013 (File No. 333-186089) (the "Registration Statement", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), the prospectus dated January 18, 2013 forming part of the Registration Statement (the “Base Prospectus”), the Company’s preliminary prospectus supplement dated July 9, 2013 (together with the Base Prospectus, the “Preliminary Prospectus”) and the final prospectus supplement dated July 11, 2013 (together with the Base Prospectus, the “Final Prospectus”).

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus; and

(iii)	the Final Prospectus.

We have also reviewed copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on July 17, 2013, a copy of the resolutions of the board of directors of the Company (the “Board”) adopted on June 27, 2013 and of the Pricing Committee of the Board adopted on July 11, 2013 (together, the "Resolutions"), a copy of an extract of the register of members of the Company certified by the Secretary of the Company as at July 17, 2013, an officer’s certificate from an authorized officer of the Company confirming that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us, all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the documents reviewed by us, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement, Preliminary Prospectus and Final Prospectus with the Commission and the related offering of the Common Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Common Shares have been duly authorized and, when issued and paid for as contemplated by the Preliminary Prospectus and by the Final Prospectus, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman Limited

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